UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

__________________

Date of Report (Date of earliest event reported):

April 16, 2017

___________________

MOCON, INC.

(Exact name of registrant as specified in its charter)

Minnesota	000-09273	41-0903312
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7500 Mendelssohn Avenue North Minneapolis, MN	55428
(Address of principal executive offices)	(Zip Code)

(763) 493-6370

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 16, 2017, MOCON, Inc., a Minnesota corporation (“MOCON”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with AMETEK, Inc., a Delaware corporation (“AMETEK”), and AMETEK Atom, Inc., a Minnesota corporation and wholly owned subsidiary of AMETEK (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into MOCON, with MOCON surviving as a wholly owned subsidiary of AMETEK (the “Merger”).

At the effective time of the Merger, each share of MOCON’s common stock issued and outstanding immediately prior to the effective time (other than (i) shares owned directly by AMETEK, Merger Sub or any direct or indirect wholly owned subsidiary of MOCON or AMETEK; and (ii) shares held by shareholders who have not voted in favor of approval of the Merger and have demanded and perfected, and not withdrawn or lost, their right to dissent from the Merger and be paid the fair value of their shares of MOCON common stock under Minnesota law) will be automatically cancelled and converted into the right to receive $30.00 in cash, without interest, less any applicable taxes required to be withheld. At the effective time of the Merger, each outstanding stock option to purchase MOCON common stock will vest in full and will be cancelled and converted into the right to receive an amount in cash equal to (i) the number of shares subject to the option multiplied by (ii) the excess of $30.00 over the exercise price per share of such option, less any required tax withholding.

Consummation of the Merger is subject to customary conditions, including without limitation, (i) the approval by the holders of a majority of the voting power of all shares of MOCON common stock entitled to vote on the Merger (the “Requisite Shareholder Approval”); (ii) the expiration or early termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iii) any other mandatory waiting period or required consent or approval under any other regulatory law shall have expired or been obtained; and (iv) the absence of any law or order restraining, enjoining, rendering illegal or otherwise prohibiting the Merger. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including (a) the accuracy of the other party’s representations and warranties (subject to certain qualifications) and (b) the other party’s compliance with its material covenants and agreements contained in the Merger Agreement. In addition, AMETEK’s and Merger Sub’s obligations to consummate the Merger are subject to the absence of a MOCON Material Adverse Effect (as defined in the Merger Agreement). Consummation of the Merger is not subject to a financing condition.

MOCON has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of MOCON and its subsidiaries prior to the closing, including to convene and hold a meeting of its shareholders to consider and vote upon the Merger and, subject to certain customary exceptions, to recommend that its shareholders approve and adopt the Merger Agreement. In addition, the Merger Agreement contains a customary “no shop” provision that, in general, restricts MOCON’s ability to solicit alternative acquisition proposals from third parties and to provide non-public information to and engage in discussions or negotiations with third parties regarding alternative acquisition proposals. The “no shop” provision is subject to a customary “fiduciary out” provision that allows MOCON, under certain circumstances and in compliance with certain obligations, to provide non-public information and engage in discussions and negotiations with respect to an unsolicited alternative acquisition proposal that would reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement).

The Merger Agreement contains certain customary termination rights for MOCON and AMETEK. The Merger Agreement may be terminated by either AMETEK or MOCON if (i) the Merger is not consummated within six months, subject to a three-month extension if required to obtain antitrust or governmental approval; (ii) the Merger becomes subject to a final, non-appealable law or order restraining, enjoining, rendering illegal or otherwise prohibiting the Merger; or (iii) the Requisite Shareholder Approval is not obtained following a vote of shareholders taken thereon. Upon termination of the Merger Agreement under specified circumstances, including with respect to MOCON’s entry into an agreement with respect to a Superior Proposal, MOCON will be required to pay AMETEK a termination fee of $5.6 million.

The representations, warranties, and covenants of MOCON contained in the Merger Agreement have been made solely for the benefit of AMETEK and Merger Sub. In addition, such representations, warranties and covenants (i) have been made only for purposes of the Merger Agreement; (ii) have been qualified by (a) matters specifically disclosed in MOCON’s filings with the Securities and Exchange Commission (the “SEC”) prior to the date of the Merger Agreement and (b) disclosures made to AMETEK and Merger Sub in the disclosure letter delivered in connection with the Merger Agreement; (iii) are subject to materiality qualifications contained in the Merger Agreement, which may differ from what may be viewed as material by investors; (iv) were made only as of the date of the Merger Agreement or, in the event the closing occurs, as of the date of the closing, or such other date as is specified in the Merger Agreement; and (v) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding MOCON or its business.

Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of MOCON or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in MOCON’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding MOCON that is or will be contained in, or incorporated by reference into, the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other documents that MOCON files with the SEC.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 8.01.	Other Events.

On April 17, 2017, MOCON and AMETEK issued a joint press release announcing that they entered into the Merger Agreement. A copy of the joint press release is filed as Exhibit 99.1 hereto and incorporated by reference.

On April 17, 2017, Robert Demorest, the President and Chief Executive Officer of MOCON, sent a communication to the employees of MOCON concerning the announcement of the Merger Agreement. A copy of the communication is attached hereto as Exhibit 99.2

Important Additional Information

In connection with the proposed merger, MOCON intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, MOCON will mail or otherwise make available the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed merger. SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT MOCON FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. The proxy statement and other relevant materials (when available), and any and all documents filed by MOCON with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov. In addition, all of these materials (and all other materials filed by MOCON with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Security holders may also obtain free copies of the documents filed by MOCON with the SEC by contacting our CFO at MOCON, Inc., 7500 Mendelssohn Avenue North, Minneapolis, MN 55428; telephone number (763) 493-6370.

Participants in the Solicitation

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. MOCON, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the shareholders of MOCON in connection with the proposed merger. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of MOCON’s shareholders in connection with the proposed merger, and any interest they have in the proposed merger, which may, in some cases, differ from those of MOCON’s shareholders generally, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in MOCON’s proxy statement for its 2016 Annual Meeting of Shareholders, which was filed with the SEC on April 13, 2016, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on March 9, 2017. To the extent the holdings of MOCON securities by MOCON’s directors and executive officers have changed since the amounts set forth in MOCON's proxy statement for its 2016 Annual Meeting of Shareholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents (when available) may be obtained for free at the SEC’s website at www.sec.gov, and via MOCON’s Investor Relations section of its website at www.mocon.com.

Cautionary Note Regarding Forward-Looking Statements

This document may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the merger. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and similar words or expression. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) MOCON may be unable to obtain shareholder approval as required for the merger; (2) conditions to the closing of the merger, including the obtaining of required regulatory approvals, may not be satisfied; (3) the merger may involve unexpected costs, liabilities or delays; (4) the business of MOCON may suffer as a result of uncertainty surrounding the merger; (5) the outcome of any legal proceedings related to the merger; (6) MOCON may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) the ability to recognize benefits of the merger; (9) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (10) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all; (11) the risks described from time to time in MOCON’s reports filed with the SEC under the heading “Risk Factors,” including the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in other of MOCON’s filings with the SEC; and (12) general industry and economic conditions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, MOCON undertakes no obligation to update forward-looking statements to reflect events or circumstances arising after such date.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated as of April 16, 2017, by and among MOCON, Inc., AMETEK, Inc. and AMETEK Atom, Inc.
99.1	Joint Press Release, dated April 17, 2017
99.2	Letter to MOCON, Inc. Employees

*

Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Merger Agreement (identified therein) have been omitted from this Report and will be furnished supplementally to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOCON, INC.

Dated: April 17, 2017	By:	/s/	Elissa Lindsoe
Elissa Lindsoe
Chief Financial Officer,
Treasurer and Secretary

MOCON, INC.

CURRENT REPORT ON FORM 8-K

Exhibit Index

Exhibit No.	Description	Method of Filing

2.1*	Agreement and Plan of Merger, dated as of April 16, 2017, by and among MOCON, Inc., AMETEK, Inc. and AMETEK Atom, Inc.	Filed herewith
99.1	Joint Press Release, dated April 17, 2017	Filed herewith
99.2	Letter to MOCON, Inc. Employees	Filed herewith

*

Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Merger Agreement (identified therein) have been omitted from this Report and will be furnished supplementally to the SEC upon request.